Exhibit 99.1

Mohegan Gaming & Entertainment (MGE) Becomes Service

Provider of Fallsview Casino Resort and Casino Niagara

MGE Extends Global Footprint in Canada Becoming Operator of the Niagara Gaming Bundle

Pictured from left to right: James Gessner Jr., Interim Chairman of Mohegan Tribe,

Richard Taylor, President of Niagara Casinos,

Mario Kontomerkos, CEO of Mohegan Gaming & Entertainment and

Stephen Rigby, President & CEO of Ontario Lottery & Gaming Corporation

Uncasville, CT (June 12, 2019) – Mohegan Gaming & Entertainment (MGE), owner, developer and manager of awe-inspiring integrated entertainment resorts (IER) throughout the United States and Northern Asia, celebrated the beginning of a new era as the service provider for the Niagara Gaming Bundle in Canada, marking the latest international expansion for the brand.

Concluding a memorable day of employee focused events celebrating MGE’s introduction at the Niagara properties, Mohegan Gaming & Entertainment CEO, Mario Kontomerkos, Mohegan Tribal Council Interim-Chairman, James Gessner Jr., Niagara Casinos President, Richard Taylor and OLG President and CEO, Stephen Rigby, participated in a unique gifting moment symbolizing the commitment and appreciation by all parties to the leading developer of integrated entertainment resorts worldwide. Following the official legal closing, MGE will commence responsibility for the day-to-day gaming operations of Fallsview Casino Resort and Casino Niagara and future operation of the future Niagara Falls Entertainment Centre.

“As a company known for our all-encompassing integrated entertainment properties and extraordinary guest experiences, we are proud to be part of the transformation of the Niagara gaming and entertainment scene as operators of the iconic dual-anchored casino properties, including the future Niagara Falls Entertainment Centre,” said Mario Kontomerkos. “The addition of the Niagara Falls destination to MGE’s portfolio of properties offers our millions of valued guests another impressive one-of-a-kind experience MGE has become known for providing. We look forward to becoming an integral part of the Niagara community and promoting greater economic development and tourism in the region by showcasing our outstanding gaming, entertainment and resort offerings for locals and visitors alike.”

In addition to overseeing Fallsview Casino Resort and Casino Niagara, MGE will further expand the region’s entertainment options by operating the future 5,000-seat Niagara Falls Entertainment Centre. Located adjacent to Fallsview Casino Resort in the heart of the city, the large-scale venue is expected to not only drive visitors and A-list celebrity talent to Niagara’s lively entertainment and nightlife scene, but also increase job opportunities and encourage tourism.

As part of Mohegan Gaming & Entertainment’s latest global venture, the brand is proud to announce Christian Block as Regional President, who reports to COO Michael Silberling and is responsible for MGE properties in Niagara Falls and Korea. Along with his support for these important international investments, Block will ensure the day-to-day compliance and regulatory controls are met while embedding the “Mohegan Way” into all operations at the Niagara Falls properties. Block brings over 30 years of global gaming and integrated resort experience, with leadership roles domestically as well as in Europe, the Middle East and Asia.

“The transition of the Niagara Gaming Bundle to MGE is a key milestone in OLG’s modernization of land-based gaming, which is bringing new employment and investment to communities across Ontario,” said Stephen Rigby, OLG’s President and CEO. “MGE’s extensive experience in delivering world-class gaming entertainment and the investments it will make in the bundle will help ensure the long-term competitiveness of the Niagara gaming market.”

OLG will continue to conduct and manage the gaming properties in the Niagara Gaming Bundle including providing oversight and approval with respect to certain operational changes, retaining ownership of key player information and maintaining the highest standards of Responsible Gambling. OLG also continues to administer Municipality Contribution Agreement payments to the City of Niagara Falls.

One of many Niagara dignitaries and business owners in attendance at the event, Niagara Mayor, Jim Diodati added, “How exciting to be partnering with Mohegan Gaming and Entertainment in Niagara Falls! Mohegan is as passionate about using their considerable expertise in gaming to elevate the experience in Niagara Falls as we are. What I love most is that their vision to enhance both the Casino Niagara and Fallsview Casino nodes is aligned with our clear focus on the visitor experience, development landscape and growing jobs here both now and in the future.”

Fallsview Casino Resort and Casino Niagara mark the latest international expansion for Mohegan Gaming & Entertainment. In 2018 Mohegan Gaming & Entertainment announced plans for Project Inspire, an entertainment and gaming complex to be located at the Incheon International Airport in South Korea featuring a luxury hotel, premier shopping, a 15,000-seat arena, and more. Project Inspire marks the first Indian tribe to enter the Asian gaming market as well as the only truly integrated entertainment resort in Northern Asia.

For more information on Mohegan Gaming & Entertainment, please visit www.mohegangaming.com and follow Fallsview Casino Resort on Facebook, Instagram and Twitter.

ABOUT MOHEGAN GAMING & ENTERTAINMENT

Mohegan Gaming & Entertainment (MGE) is a master developer and operator of premier global integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut and Inspire in Incheon, South Korea. MGE is owner, developer, and/or manager of integrated entertainment resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, Louisiana, Northern Asia, and beginning in 2019 Niagara Falls, Canada. MGE is owner and operator of Connecticut Sun, a professional basketball team in the WNBA and New England Black Wolves, a professional lacrosse team in the National Lacrosse League. For more information on MGE and our properties, visit www.mohegangaming.com.

ABOUT ONTARIO LOTTERY & GAMING CORPORATION (OLG)

OLG is the Ontario government agency that delivers gaming entertainment in a socially responsible manner. OLG conducts and manages gaming facilities, the sale of province-wide lottery games, PlayOLG Internet gaming, the delivery of bingo and other electronic gaming products at Charitable Gaming Centres and is helping to build a more sustainable horse racing industry in Ontario. Since 1975, OLG has provided nearly $50 billion to the Province and the people of Ontario. These payments to the province support the operation of hospitals, amateur sport through the Quest for Gold program, local and provincial charities and problem gambling prevention, treatment and research.

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